As filed with the Securities and Exchange Commission on May 27, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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TURBOSONIC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

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Delaware	8711	13-1949528
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513
(Address and telephone number of registrant’s principal executive offices)

Egbert Q. van Everdingen
President
TurboSonic Technologies, Inc.
550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513
(Name, Address and Telephone Number of Agent for Service)

Copy to:
Ira I. Roxland
SNR Denton US LLP
2 World Financial Center
New York, New York 10281
Telephone:  (212) 768-6700
Fax:  (212) 768-6800

_____________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☑ Smaller reporting company

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CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.10 per share	8,000,000 shares	$0.40	$3,200,000	$ 371.52

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(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 27, 2011

PROSPECTUS

TURBOSONIC TECHNOLOGIES, INC.

8,000,000 Shares of Common Stock

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This prospectus relates to the offer and sale of up to 8.0 million shares of our common stock by Dutchess Opportunity Fund, II, LP, which Dutchess has agreed to purchase from us pursuant to an Investment Agreement, dated as of May 11, 2011 between our company and Dutchess.  Subject to the terms and conditions of the Investment Agreement, we have the right, but not the obligation, to “put,” or require Dutchess to purchase up to $3.0 million worth of our shares of common stock during a 36 month period commencing on the date of this prospectus.  This arrangement is sometimes referred to as an “Equity Line”.

We will not receive any of the proceeds from Dutchess’ sale of these shares. However, we will receive proceeds from our initial sale of these shares to Dutchess pursuant to the Investment Agreement.  We will sell these shares to Dutchess at a price equal to 95% of the lowest daily volume weighted average price, or VWAP, of our common stock during the period specified in the Investment Agreement.

Dutchess may sell these shares from time to time in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. For additional information on the methods of sale that may be used by Dutchess, see the section entitled “Plan of Distribution” on page 10. We will bear the costs relating to the registration of these shares.

Our common stock is currently quoted on the OTCQB tier of the OTC Markets Group under the symbol “TSTA.” The closing price of our common stock on May 24, 2011 was $0.36 per share.

See “Risk Factors” beginning on page 4 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before investing in our common stock.

With the exception of Dutchess, which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. The Securities and Exchange Commission may take the view that, under certain circumstances, any broker-dealer or agent that participates with the selling stockholder in the distribution of the shares may be deemed to be an “underwriter” within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is [•], 2011

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	8
PRICE RANGE OF OUR COMMON STOCK	8
SELLING STOCKHOLDER	9
PLAN OF DISTRIBUTION	10
DESCRIPTION OF OUR COMMON STOCK	12
LEGAL MATTERS	13
EXPERTS	13
WHERE YOU CAN FIND ADDITIONAL INFORMATION	14

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about TurboSonic Technologies, Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements in this prospectus, including without limitation, statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and un-certainties that could cause actual results to differ materially from historical results or those we anticipate. We refer you to “Risk Factors” as well as other factors discussed in this prospectus. Our statements are based upon information known to us as of the date of this prospectus, and we assume no obligation to update or alter our forward-looking statements within this prospectus, whether as a result of new information, future events or otherwise, except when required by applicable federal securities laws.

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PROSPECTUS SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before purchasing our common stock. You should carefully read this prospectus, including the documents incorporated by reference, which are described under the heading “Where You Can Find Additional Information” in this prospectus. References in this prospectus to TurboSonic, “we,” “us” and “our” refer to TurboSonic Technologies, Inc. and its consolidated subsidiaries.

Overview

We design and supply air pollution control technologies to industrial customers worldwide. We believe our products, which are designed to meet the strictest emission regulations for gaseous and particulate emissions, afford economic and technical advantages over competitive air pollution equipment. We currently have two reportable business segments – OEM systems and Aftermarket.

Sales are frequently attained through the recommendation of engineering firms who are often engaged in complete plant installations or upgrades. Other sales opportunities are sourced directly with the end user by our independent sales representatives or by our internal sales team. We have sales, engineering, project management and field service personnel in remote offices to support local markets.

Our leading edge technology and strong project management performance contribute significantly to our strategy of building long-term loyalty and growth through customer satisfaction. This allows us to serve the demanding requirements of multinational firms that we believe can provide a series of opportunities over many years.

We perform all process engineering and the detailed design and specifications for all applicable structural, electrical, mechanical and chemical components of such system. We subcontract all fabrication and installation of systems when contracted. Our project managers and quality assurance personnel supervise, and manage all aspects of our contracts to ensure we meet the performance criteria, as agreed with our customers, and in compliance with our certification through ISO 9001: 2008.

We were incorporated in the State of Delaware in April 1961. Our executive offices are located at 550 Parkside Drive, Suite A-14, Waterloo, Ontario, Canada N2L 5V4; our telephone number is (519) 885-5513. Our website is located at http://www.turbosonic.com. The information on our website is not part of this prospectus.

The Offering

This prospectus relates to the offer and sale of up to 8,000,000 shares of our common stock by Dutchess Opportunity Fund, II, LP. Dutchess will acquire our common stock pursuant to the terms and conditions of an Investment Agreement, dated as of May 11, 2011 between our company and Dutchess.

Common stock outstanding as of April 30, 2011	18,554,112 shares
Securities offered by Dutchess, as selling stockholder	Up to 8,000,000 shares of our common stock, which we may sell to Dutchess from time to time
Offering Price	To be determined by the prevailing market price for the shares at the time of sale or negotiated transactions

Use of Proceeds
We will not receive any of the proceeds from Dutchess’ sale of the shares of common stock covered by this prospectus. However, we may receive up to $3.0 million in proceeds from the sale of shares of common stock to Dutchess pursuant to the terms of the Investment Agreement. We anticipate that the net proceeds we receive under the Investment Agreement will be used for working capital.

Our need to sell shares of our common stock to Dutchess pursuant to the Investment Agreement will depend in substantial part upon the adequacy of our cash flow from operations to permit us to address timing differences that may arise from time to time by our having to pay vendors and suppliers in advance of our receipt of contractual progress payments from our customers.  We may seek to access the proceeds available to us under the Investment Agreement if our cash flow from time to time is inadequate to meet these payment obligations.  See “Use of Proceeds.”

Risk Factors
Stockholders considering making an investment in our common stock should carefully read and consider the information set forth in “Risk Factors” beginning on page 4 of this prospectus, and the risk factors set forth in our Annual Report on Form 10-K for our fiscal year ended June 30, 2010 and the other documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Trading Symbol	Shares of our common stock are currently quoted on the OTCQB tier of the OTC Markets Group under the symbol “TSTA.”

Summary Financial Information

The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for our fiscal year ended June 30, 2010 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, which reports are incorporated herein by reference.

Statement of Operations Data:

	Year Ended June 30,		Nine Months Ended March 31,
	2010	2009	2011	2010
			(unaudited)
CONTRACT REVENUE AND SALES OEM systems revenue Aftermarket revenue	$ 10,798,683 3,087,370	$ 21,148,204 4,257,271	$ 5,721,206 2,575,510	$ 10,667,381 2,432,558
	13,886,053	25,405,475	8,296,716	13,099,939
CONTRACT COSTS AND COST OF SALES OEM systems contract costs and costs of sales Aftermarket contract costs and cost of sales	8,292,748 1,842,631	15,681,617 2,527,524	4,738,965 1,642,452	9,004,543 1,483,897
	10,135,379	18,209,141	6,381,417	10,488,440
Gross margin	3,750,674	7,196,334	1,915,299	2,611,499
EXPENSES Selling, general and administrative Research and development expense Depreciation and amortization	5,106,408 332,193 196,457	4,746,350 122,268 163,065	3,613,041 62,481 126,311	3,708,620 170,059 130,802
	5,635,058	5,031,683	3,801,833	4,009,481
(Loss) income from operations Interest income Interest expense	(1,884,384) 7,561 (8,812)	2,164,651 22,569 (2,077)	(1,886,534) - (2,367)	(1,397,982) - (183)
(Loss) income before income taxes (Recovery of) provision for income taxes	(1,885,635) (910,482)	2,185,143 629,238	(1,888,901) (475,651)	(1,398,165) (612,695)
Net (loss) income	$ (975,153)	$ 1,555,905	$ (1,413,250)	$ (785,470)
Other comprehensive income (loss): Foreign currency translation adjustment	274,374	(114,841)	240,304	384,324
Comprehensive (loss) income	(700,779)	1,441,064	(1,172,946)	(401,146)
Basic (loss) earnings per share Diluted (loss) earnings per share	$(0.06) $(0.06)	$0.10 $0.10	$(0.09) $(0.09)	$(0.05) $(0.05)
Basic weighted average number of shares Diluted weighted average number of shares	15,137,528 15,137,528	15,130,054 15,168,536	16,533,873 16,533,873	15,137,005 15,137,005

Balance Sheet Data:
	As of June 30, 2010	As of March 31, 2011
Total Assets	$7,436,267	$8,410,567
Total Liabilities	$2,190,871	$3,462,252
Stockholders’ Equity	$5,245,396	$4,948,315
Cash and Cash Equivalents	$2,036,529	$2,354,299
Working Capital	$3,646,322	$2,871,913

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-K for our fiscal year ended June 30, 2010 and in the other documents incorporated by reference herein before making a decision to invest in our common stock. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to our Business

Our recent operating results were significantly and negatively impacted by the economic downturn.

Our operating revenues were approximately $8,297,000 for the nine months ended March 31, 2011, representing a decrease of 36.7% when compared to our operating revenues of approximately $13,100,000 for the comparable nine month period of the prior fiscal year. Our operating revenues were approximately $13,886,000 for the fiscal year ended June 30, 2010, representing a decrease of 45.3% when compared to our operating revenues of approximately $25,405,000 for our prior fiscal year. These reductions in operating revenues reflects our clients’ curtailment in capital expenditures and deferral in order placements as they sought to cope with the effects of the economic downturn upon their businesses.

For the nine months ended March 31, 2011, we incurred an operating loss of approximately $1,887,000 and a net loss of approximately $1,413,000, as contrasted with an operating loss of $1,398,000 and a net loss of approximately $785,000 for the comparable nine month period of the prior fiscal year. For the fiscal year ended June 30, 2010, we incurred an operating loss of approximately $1,884,000 and a net loss of approximately $975,000 as contrasted with an operating profit of $2,165,000 and a net profit of approximately $1,556,000 for the fiscal year ended June 30, 2009.

 Our backlog at March 31, 2011 was approximately $9,100,000 as compared to a backlog of approximately $3,000,000 and $10,200,000 at June 30, 2010 and 2009, respectively. Exacerbating our fiscal 2011 and 2010 operating results were U.S. legislative delays in the enactment of new and stringent definitions of certain environmental standards for hazardous pollutants which caused many of our historical and prospective clients across market sectors to delay their orders in anticipation of extended mandatory compliance dates. We are unable to give you any assurance as to the timing, strength and duration of any economic recovery nor can we give you any assurance as to when we may return to profitability.

We are dependent on environmental regulation to drive our orders.

The market for our air pollution control products and systems is directly dependent upon the existence and enforcement of laws and regulations, which limit the release of pollutants into the atmosphere and impose substantial penalties for non-compliance. Stringent enforcement of these laws and regulations may increase the attractiveness of, and demand for, our products and services, whereas lax enforcement and/or repeal in whole or in part may have the opposite effect. Recent regulations include:

●	Boiler MACT (Maximum Achievable Control Technology) regulations for industrial boiler emissions control that had been scheduled to become effective on May 20, 2011;

●	SO2 emission reduction regulations, which went into effect on August 23, 2010, for coal-fired power plants, pulp and paper mills, metallurgical smelters and cement kilns; and

●	Regulations, which went into effect on November 8, 2010, that are designed to reduce hazardous air pollutants from the Portland cement manufacturing industry.

The Portland cement regulations are being challenged, though the reviewing court recently refused to stay these regulations pending judicial review.  On May 18, 2011, the U.S. Environmental Protection Agency stated it would agree to reconsider certain aspects of the Boiler MACT regulations and has delayed their effectiveness until the proceedings for judicial review of such regulations are completed or until it completes its reconsideration process, whichever is earlier.  With respect to the Portland Cement MACT, on May 17, 2011, the EPA agreed to reconsider certain requirements of the rules, but refused to reconsider other issues.  It is possible that further actions by the EPA, legal challenges or legislative developments could further delay or modify any of these or other regulations.

Our revenue is concentrated among a few customers who vary from year to year.

Sales to our top three customers accounted for approximately 34% of our net revenues for the nine months ended March 31, 2011 and approximately 53% and 51% of our net revenues for the fiscal years ended June 30, 2010 and 2009, respectively. One was a repeat customer accounting for approximately 9% of our net revenues for the nine months ended March 31, 2011 and for the fiscal year ended June 30, 2010, respectively. The bulk of our revenue is large dollar capital contracts where the customer base may change widely on a year-to-year basis. Our inability to replace these customers on an annual basis could materially and adversely affect future revenue and profitability.

Our proprietary technology and rights have limited protection.

We rely on a combination of patents, trade and service marks, trade secrets and know-how to protect our proprietary technology and rights. There can be no assurance that our patents will not be infringed upon, that we would have adequate remedies for any such infringement, or that our trade secrets will not otherwise become known to or independently developed by competitors. There can also be no assurance that any patents now or hereafter issued to, licensed by or applied for by us will be upheld, if challenged, or that the protections afforded thereby will not be circumvented by others. Litigation may be necessary to defend our proprietary rights, which would result in significant cost to us and a diversion of effort of our personnel.

Our foreign sales are subject to certain inherent risks.

Approximately 48%, 30% and 26% of our revenues during the nine months ended March 31, 2011 and the fiscal years ended June 30, 2010 and 2009, respectively, were derived from sales made outside of North America. Foreign sales are subject to certain inherent risks, including unexpected changes in political, regulatory and other legal requirements, tariffs and other trade barriers, regional economic conditions and business practices, greater difficulty in collection of accounts receivable, foreign exchange fluctuations and potentially adverse tax consequences. There can be no assurance that these factors will not have an adverse impact on our future foreign sales and, consequently, on our operating results.

Permitting delays may cause extended delay or cancellation of one or more of our large projects.

Some of our projects require permits to be issued by one or more governmental agencies prior to the commencement of both construction and operation. Issuance of such permits could be delayed by political and other considerations. Permitting delays could cause extended delay or cancellation of one or more of our large project opportunities, which would adversely impact our future revenues.

Since we do not manufacture or fabricate our own products or systems, we are dependent on the services of third party manufacturers and fabricators.

We do not manufacture or fabricate our own products or systems, relying instead upon the services of third party manufacturers and fabricators. We also do not engage in the field construction of our systems but rely on field construction subcontractors operating under the supervision of our own employees. The unavailability of the services of, or a substantial increase in pricing by a significant number of these manufacturers, fabricators or subcontractors could adversely affect us.

The markets for environmental control products are very competitive.

The markets for environmental control products are characterized by substantial competition based primarily on engineering and technological expertise and quality of service. Because virtually all contracts for our products and systems are obtained through competitive bidding, price is also a competitive factor and may be the most significant factor in certain instances. Although we believe that we compete on the basis of our technical expertise, contractual performance and reputation for service, there can be no assurance that we will maintain our competitive position in our principal markets.

Our fixed price contracts expose us to losses in the event of cost overruns.

Our receipt of a fixed price contract as a consequence of competing for the lowest bid carries the inherent risk that our actual performance costs may exceed the estimates upon which our bid for such contract was based. To the extent that contract performance costs exceed projected costs, our profitability could be materially adversely affected. Escalation clauses regarding labor or material changes, including commodity price changes, may not be accepted by our clients. Rather we may elect to place orders as soon after receipt of a firm customer order as possible to manage our labor/material price escalation exposure.

Adverse economic conditions may cause customers to delay or terminate our fixed price contracts.

Due to a number of factors including adverse market conditions, fixed price contracts may be delayed or terminated by customers. Although we are typically protected by contractual terms that will address the cost implications of these events, any such delays may have a material impact on our contract revenue and therefore our profitability in a given fiscal period.

Risks Related to This Offering

There are substantial risks associated with the Investment Agreement, which could contribute to the decline of the price of our common stock and have a dilutive impact on our existing stockholders.

In order to have access to capital when needed, we entered into the Investment Agreement with Dutchess. The terms of the Investment Agreement are described under the section captioned “Selling Stockholder.” The sale of our common stock pursuant to the terms of the Investment Agreement will have a dilutive impact on our existing stockholders. Dutchess is not restricted in its ability to resell the shares we issue to them, and any such resale could cause the market price of our common stock to decline. Following any decline in the market price of our common stock, any subsequent advances would require us to issue a greater number of shares of common stock in exchange for each dollar advanced. Under these circumstances our existing stockholders would experience greater dilution. The sale of our common stock under the Investment Agreement could encourage short sales by third parties, which could contribute to the further decline of our stock price.

Dutchess may engage in certain hedging transactions that may cause the market price of our common stock to decline.

In connection with the distribution of our common stock or otherwise, including upon receipt of any put notice from us, Dutchess may enter into hedging transactions with broker-dealers or other financial institutions, pursuant to which such broker-dealers or other financial institutions may engage in sales of our shares in the course of hedging the positions they assume with Dutchess. If there is an imbalance on the sell side of the market in our common stock, the price of our common stock will decline.

Pursuant to the terms of the Investment Agreement, Dutchess will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Dutchess pursuant to the Investment Agreement will be purchased at 95% of the lowest daily VWAP of our common stock during the five consecutive trading days after the date we request the advance. Dutchess has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Dutchess sells the shares, the price of our common stock could decrease.

We may not be able to access sufficient funds pursuant to the terms of the Investment Agreement.

Our ability to put shares to Dutchess and obtain funds pursuant to the terms of the Investment Agreement is limited, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Dutchess at any one time, which is determined in part by the trading volume of our common stock, and a limitation on Dutchess’ obligation to purchase if such purchase would result in Dutchess beneficially owning more than 4.99% of our common stock. Accordingly, we may not be able to access sufficient funds when needed.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by Dutchess. All net proceeds from the sale of the common stock covered by this prospectus will go to Dutchess. However, we may receive up to $3.0 million in proceeds from the sale of shares of our common stock to Dutchess pursuant to the Investment Agreement. In light of the current prevailing market prices of our common stock as reported by the OTC Markets Group and the formula for pricing for the issuance of our common stock under the Investment Agreement, the number of shares of common stock covered by the registration statement (of which this prospectus is a part) may not be sufficient to raise the full $3.0 million maximum amount available under the Investment Agreement. See “Selling Stockholder” and “Plan of Distribution” described below.

For each share of common stock purchased under the Investment Agreement, Dutchess will pay 95% of the lowest daily volume weighted average price, or VWAP, during the five consecutive trading days after the date that we request the advance. Each such advance may be for an amount not to exceed the greater of 200% of the average daily volume traded in the United States of our common stock for the three consecutive trading days prior to the date we request the advance, multiplied by the average of the three daily closing prices immediately preceding the date we request the advance, or $50,000.

We anticipate that net proceeds received pursuant to the terms of the Investment Agreement will be used for working capital.

Our need to sell shares of our common stock to Dutchess pursuant to the Investment Agreement will depend in substantial part upon the adequacy of our cash flow from operations to permit us to address timing differences that may arise from time to time by our having to pay vendors and suppliers in advance of our receipt of contractual progress payments from our customers. We may seek to access the proceeds available to us under the Investment Agreement if our cash flow from time to time is inadequate to meet these payment obligations.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted on the OTCQB tier of the OTC Markets Group under the symbol “TSTA”.

The following table sets forth the range of the bid quotations for our common stock for the periods shown, as furnished by The Nasdaq Stock Market.

	High(1)	Low(1)
Fiscal Year Ending June 30, 2011:
First Quarter	$0.44	$0.30
Second Quarter	$0.44	$0.27
Third Quarter	$0.44	$0.30
Fourth Quarter (through May 24, 2011)	$0.48	$0.34

Fiscal Year Ended June 30, 2010:
First Quarter	$1.37	$0.91
Second Quarter	$1.32	$0.59
Third Quarter	$0.86	$0.43
Fourth Quarter	$0.60	$0.31

Fiscal Year Ended June 30, 2009:
First Quarter	$0.79	$0.45
Second Quarter	$0.79	$0.20
Third Quarter	$0.44	$0.30
Fourth Quarter	$1.36	$0.35
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(1)	The above quotations represent prices between dealers and do not include retail mark up, markdown or commissions. They do not necessarily represent actual transactions.

The last sales price of our common stock on May 24, 2011 was $0.36 per share. As of May 24, 2011, there were 297 holders of record and approximately 1,375 beneficial holders of the common stock. This number of beneficial holders represents the number of actual holders of our common stock, including an estimate of the beneficial owners of shares held in “nominee” or “street” name.

We do not anticipate paying any cash dividends in the foreseeable future, as it is the current policy of our Board of Directors to retain any earnings to finance our future operations and expand our business.

SELLING STOCKHOLDER

This prospectus relates to the possible sale by Dutchess Opportunity Fund, II, LP, as selling stockholder, of our common stock, which we may issue to Dutchess pursuant to the Investment Agreement. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreement we entered into with Dutchess as of May 11, 2011.

The following information contains a description of Dutchess’ relationship to our company and how it will acquire the shares to be sold in this offering. Other than being a party to the Investment Agreement, Dutchess has not held a position or office, or had any other material relationship, with our company.

Dutchess is the investor under the Investment Agreement. All investment decisions of, and control of, Dutchess are held by its general partner, Dutchess Capital Management, II, LLC. Mr. Michael Novielli and Mr. Douglas H. Leighton, are the managing members of Dutchess Capital and make the investment decisions on behalf of and control Dutchess Capital. Dutchess will acquire all shares being registered in this offering in financing transactions with us.

Pursuant to the terms of the Investment Agreement, we have the right, but not the obligation, for a 36 month period beginning on the date on which the SEC first declares effective a registration statement registering the resale of our shares by Dutchess, to “put”, or require Dutchess to purchase up to $3.0 million worth of our shares of common stock. Dutchess intends to sell up to 8.0 million of these shares of our common stock under this prospectus.

For each share of common stock purchased under the Investment Agreement, Dutchess will pay 95% of the lowest daily VWAP during the five consecutive trading days after the date that we request the advance. Each such advance may be for an amount not to exceed the greater of 200% of the average daily volume of our common stock traded in the United States for the three consecutive trading days prior to the date we request the advance, multiplied by the average of the three daily closing prices immediately preceding the date we request the advance, or $50,000. We have the option of specifying a “floor” or minimum sales price in any “put” notice that we may give to Dutchess. We may withdraw that notice with no further obligation to sell that number of shares specified in the notice to Dutchess if Duchess’ purchase price, calculated in the manner set forth above, would be less than the “floor” price.

We have paid $15,000 to Dutchess as a document preparation fee under the Investment Agreement. No fees or commissions are payable at the time of any put under the Investment Agreement. We will pay Dutchess $250 on each closing date of an advance to cover costs associated with, among other things, DWAC costs, legal review fees and wire fees.

We may terminate the Investment Agreement upon written notice to Dutchess, as long as we have issued all shares and paid all amounts then due to Dutchess.

The table below sets forth certain information with respect to the beneficial ownership of our common stock by Dutchess as of May 11, 2011. Percentage ownership for Dutchess is determined based upon 18,554,112 shares of our common stock outstanding as of April 30, 2011. Beneficial ownership is determined in accordance with the rules of the SEC.

The table below and the accompanying footnotes are prepared based in part on information supplied to us by Dutchess. The table and footnotes assume that Dutchess will sell all of such shares, including the shares issuable under the Investment Agreement which have not at this time been issued. However, because Dutchess may sell all or some of its shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by Dutchess or that will be held by Dutchess after completion of any sales. We do not know how long Dutchess will hold the shares before selling them. Information concerning Dutchess may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering (1)
Selling Stockholder	Number	Percent	Number of Shares Being Offered	Number	Percent

Dutchess Opportunity Fund, II, LP	─ (2)	─	8,000,000	─ (3)	─
__________

(1)	Assumes the sale of all shares being offered in this prospectus.

(2)
This number represents the shares owned by Dutchess prior to entering into the Investment Agreement, and does not include any shares which may be sold to Dutchess pursuant to the terms of the Investment Agreement.

(3)
The total number of shares that may be issued and sold to Dutchess under the Investment Agreement depends on the prevailing market price at the time of such sales and is not currently determinable, but is limited to $3.0 million and subject to the other terms and conditions of the Investment Agreement. The number of shares sold under the Investment Agreement to Dutchess may be greater than 8,000,000, which is the total number of shares that Dutchess may sell from time to time under this prospectus.

PLAN OF DISTRIBUTION

Dutchess and any of its pledgees, assignees and successors-in-interest (the “Selling Stockholder”) may, from time to time, sell any or all of their shares of our common stock on the OTCQB tier of the OTC Markets Group or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

 Broker-dealers engaged by the Selling Stockholder may arrange for other broker dealer to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

 In connection with the sale of the common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

 Dutchess is (and any other Selling Stockholder, broker-dealer or agent that is involved in selling the shares may be deemed to be) an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. Pursuant to the terms of the Registration Rights Agreement, we have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

 Because Dutchess is (and any other Selling Stockholder may be deemed to be) an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration by reason of Rule 144 under the Securities Act or any other rule of similar effect, (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, or (iii) we have no right to sell any additional shares of common stock under the Investment Agreement. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

 Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR COMMON STOCK

We are currently authorized to issue up to 30,000,000 shares of our common stock, $0.10 par value. As of April 30, 2011, 18,554,112 shares of our common stock were issued and outstanding, and held of record by 297 persons. We estimate that there are approximately 1,375 beneficial owners of our common stock.

Holders of shares of our common stock are entitled to such dividends as may be declared from time to time by the board in its discretion, on a ratable basis, out of funds legally available therefrom, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or other winding up of our affairs. All of the outstanding shares of our common stock are fully paid and non-assessable.

Limitation of Liability

As permitted by the General Corporation Law of the State of Delaware, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

•	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our certificate of incorporation provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents, to the full extent authorized by, and subject to the conditions set forth in the Delaware law.

Delaware Anti-Takeover Law

We are subject to the provisions of section 203 of the Delaware law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York.

LEGAL MATTERS

The validity of the shares of our common stock covered by this prospectus has been passed upon by SNR Denton US LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended June 30, 2010, have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report, which is incorporated herein by reference. Such financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of such periodic reports, proxy statements and other information are available for inspection without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these filings may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You may also obtain copies of our electronic filings with the SEC at our Internet web site, http://www.turbosonic.com.

The SEC allows us to incorporate by reference the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. Our SEC File Number is 0-21832. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference are as follows:

•	our Annual Report on Form 10-K for the year ended June 30, 2010, filed with the SEC on September 28, 2010;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the SEC on November 15, 2010;

•	our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2010, filed with the SEC on February 22, 2011;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed with the SEC on May 16, 2011;

•	our Current Report on Form 8-K, dated August 23, 2010, filed with the SEC on August 26, 2010;

•	our Current Report on Form 8-K, dated December 9, 2010, filed with the SEC on December 13, 2010;

•	our Current Report on Form 8-K, dated December 10, 2010, filed with the SEC on December 17, 2010;

•	our Current Report on Form 8-K dated May 11, 2011, filed with the SEC on May 16, 2011; and

•	the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to: TurboSonic Technologies, Inc., 550 Parkside Drive, Suite A-14, Waterloo, Ontario, Canada N2L 5V4; (519) 885-5513.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth various estimated expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

SEC filing fee	$371.52
Legal fees and expenses	20,000.00
Accounting fees and expenses	25,000.00
Printing expenses	2,500.00
Miscellaneous expenses	2,128.48
Total	$50,000.00

Item 14.	Indemnification of Directors and Officers

Article Fifteenth of Registrant’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that registrant shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended (“DGCL”), indemnify all persons whom it may indemnify pursuant thereto. Article Fifteenth of the Certificate of Incorporation also provides that no director shall be liable to the registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL or (4) transactions from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the registrant’s directors to the registrant or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Section 145 of the DGCL grants Registrant the power to indemnify existing and former directors, officers, employees and agents of the registrant who are sued or threatened to be sued because they are or were directors, officers, employees and agents of the registrant.

Item 15.	Recent Sales of Unregistered Securities

Since May 1, 2008, the only securities issued by Registrant that were not registered under the Securities Act of 1933 (the “Securities Act”) were options to purchase an aggregate of 480,000 shares of Registrant’s common stock. Such options were granted to Registrant’s employees and directors pursuant to the terms of Registrant’s stock option plans.

The granting of such stock options to Registrant’s employees and directors was not registered under the Securities Act because the stock options either did not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act, in reliance on the fact that the stock options were granted for no consideration, or were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2).

Item 16.	Exhibits and Financial Statement Schedules

The following is a list of exhibits filed herewith as part of the registration statement:

Exhibit Number	Exhibit Description
3.1	Certificate of Incorporation of Registrant (1)
3.2	Certificate of Amendment of Certificate of Incorporation of Registrant (2)
3.3	Certificate of Correction of Certificate of Amendment of Registrant (3)
3.4
Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional, and other Special Rights and the Qualifications, Limitations, Restrictions, and other distinguishing characteristics of Special Voting Preferred Stock (2)

3.5	Amended and Restated By-laws of Registrant (4)
4.1	Form of certificate evidencing common stock (2)
5.1	Opinion of SNR Denton US LLP
10.1	2000 Stock Plan (5)
10.2	2003 Stock Plan (6)
10.3	2008 Stock Plan (7)
10.4	Letter Agreement dated February 24, 2010 by and between TurboSonic Inc. and Canadian Imperial Bank of Commerce (8)
10.5	Security Agreement dated April 21, 2008 by and between TurboSonic Inc. and Canadian Imperial Bank of Commerce (9)
10.6	Security Agreement dated April 21, 2008 by and between Registrant and Canadian Imperial Bank of Commerce (9)
10.7	Guaranty dated as of April 21, 2008 by and between Registrant and Canadian Imperial Bank of Commerce (9)
10.8	Investment Agreement, dated as of May 11, 2011, between Registrant and Dutchess Opportunity Fund, II, LP (10)
10.9	Registration Rights Agreement, dated as of May 11, 2011, between Registrant and Dutchess Opportunity Fund, II, LP (10)
21.1	Subsidiaries of Registrant (8)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of SNR Denton US LLP (contained in its opinion included under Exhibit 5.1)
________________
(1)	Filed on April 9, 1993, as an exhibit to Registrant’s Registration Statement on Form S-1 (File Number 33-60856) and incorporated herein by reference.

(2)	Filed on November 18, 1997 as an exhibit to Registrant’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 1996 and incorporated herein by reference.

(3)	Filed on September 30, 2002 as an exhibit to Registrant’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and incorporated herein by reference.

(4)	Filed on August 26, 2010 as an exhibit to Registrant’s Current Report on Form 8-K dated August 23, 2010 and incorporated herein by reference.

(5)	Filed on March 19, 2001 as an exhibit to Registrant’s Registration Statement on Form S-8 (File Number 333-57248) and incorporated herein by reference.

(6)	Filed on November 12, 2002 as an exhibit to Registrant’s proxy statement for the 2002 annual meeting, and incorporated herein by reference.

(7)	Filed on April 25, 2006 as an exhibit to Registrant’s Current Report on Form 8-K dated April 24, 2006 and incorporated herein by reference.

(8)	Filed on September 28, 2010 as an exhibit to Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and incorporated herein by reference.

(9)	Filed on July 25, 2008 as an exhibit to Registrant’s Current Report on Form 8-K dated June 27, 2008 and incorporated herein by reference.

(10)	Filed on May 16, 2011 as an exhibit to Registrant’s Current Report on Form 8-K dated May 11, 2011 and incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant as described in Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterloo, Ontario, Canada, on May 27, 2011.

TURBOSONIC TECHNOLOGIES, INC.

By:	/s/ Edward F. Spink
Edward F. Spink
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE
/s/ Edward F. Spink Edward F. Spink	Chief Executive Officer (Principal Executive Officer) and Director	May 27, 2011
/s/ Egbert Q. van Everdingen Egbert Q. van Everdingen	President, Secretary, Treasurer and Director	May 27, 2011
/s/ Carl A. Young Carl A. Young	Chief Financial Officer (Principal Financial Officer)	May 27, 2011
/s/ David J. Hobson David J. Hobson	Vice President Finance and Administration (Principal Accounting Officer)	May 27, 2011
/s/ Ken Kivenko Ken Kivenko	Chairman of the Board of Directors	May 27, 2011
/s/ Richard H. Hurd Richard H. Hurd	Director	May 27, 2011
Glen O. Wright	Director
/s/ Raymond L. Alarie Raymond L. Alarie	Director	May 27, 2011
/s/ F. Eugene Deszca F. Eugene Deszca	Director	May 27, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Certificate of Incorporation of Registrant (1)
3.2	Certificate of Amendment of Certificate of Incorporation of Registrant (2)
3.3	Certificate of Correction of Certificate of Amendment of Registrant (3)
3.4
Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional, and other Special Rights and the Qualifications, Limitations, Restrictions, and other distinguishing characteristics of Special Voting Preferred Stock (2)

3.5	Amended and Restated By-laws of Registrant (4)
4.1	Form of certificate evidencing common stock (2)
5.1	Opinion of SNR Denton US LLP
10.1	2000 Stock Plan (5)
10.2	2003 Stock Plan (6)
10.3	2008 Stock Plan (7)
10.4	Letter Agreement dated February 24, 2010 by and between TurboSonic Inc. and Canadian Imperial Bank of Commerce (8)
10.5	Security Agreement dated April 21, 2008 by and between TurboSonic Inc. and Canadian Imperial Bank of Commerce (9)
10.6	Security Agreement dated April 21, 2008 by and between Registrant and Canadian Imperial Bank of Commerce (9)
10.7	Guaranty dated as of April 21, 2008 by and between Registrant and Canadian Imperial Bank of Commerce (9)
10.8	Investment Agreement, dated as of May 11, 2011, between Registrant and Dutchess Opportunity Fund, II, LP (10)
10.9	Registration Rights Agreement, dated as of May 11, 2011, between Registrant and Dutchess Opportunity Fund, II, LP (10)
21.1	Subsidiaries of Registrant (8)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of SNR Denton US LLP (contained in its opinion included under Exhibit 5.1)
________________
(1)	Filed on April 9, 1993, as an exhibit to Registrant’s Registration Statement on Form S-1 (File Number 33-60856) and incorporated herein by reference.

(2)	Filed on November 18, 1997 as an exhibit to Registrant’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 1996 and incorporated herein by reference.

(3)	Filed on September 30, 2002 as an exhibit to Registrant’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and incorporated herein by reference.

(4)	Filed on August 26, 2010 as an exhibit to Registrant’s Current Report on Form 8-K dated August 23, 2010 and incorporated herein by reference.

(5)	Filed on March 19, 2001 as an exhibit to Registrant’s Registration Statement on Form S-8 (File Number 333-57248) and incorporated herein by reference.

(6)	Filed on November 12, 2002 as an exhibit to Registrant’s proxy statement for the 2002 annual meeting, and incorporated herein by reference.

(7)	Filed on April 25, 2006 as an exhibit to Registrant’s Current Report on Form 8-K dated April 24, 2006 and incorporated herein by reference.

(8)	Filed on September 28, 2010 as an exhibit to Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and incorporated herein by reference.

(9)	Filed on July 25, 2008 as an exhibit to Registrant’s Current Report on Form 8-K dated June 27, 2008 and incorporated herein by reference.

(10)	Filed on May 16, 2011 as an exhibit to Registrant’s Current Report on Form 8-K dated May 11, 2011 and incorporated herein by reference.